EXHIBIT 4.4

GEORESOURCES, INC.
AMENDED AND RESTATED
2004 EMPLOYEES’ STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

Award No.:	[*]

Participant:	[*]

Notice:
You have been granted the following award of restricted stock units of GeoResources, Inc. (the “Company”) in accordance with the terms of the GeoResources, Inc. Amended and Restated 2004 Employees’ Stock Incentive Plan, as approved by shareholders in March 2007, as amended from time to time (the “Plan”) and the attached Restricted Stock Unit Agreement (the “Agreement”).

Grant:	Grant Date:	[*]
	Number of Restricted Stock Units (the “Units”):	[*]

Vesting Schedule:	Restricted Stock Units	Vesting Date (each a “Vesting Date”)
	[*]	[*]
	[*]	[*]
	[*]	[*]

The vesting of the Units is subject to your continued service as an employee of the Company through such day and upon the terms of this Notice, the Plan and the Agreement.

Your signature below indicates your agreement and understanding that this Notice of Restricted Stock Unit Award (the “Notice”) is subject to all of the terms and conditions contained in the Plan and the Agreement, which includes this Notice. PLEASE BE SURE TO READ ALL OF THIS NOTICE, THE PLAN AND THE AGREEMENT, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS NOTICE OF RESTRICTED STOCK UNIT AWARD.

PARTICIPANT		GEORESOURCES, INC.

By:
Name:	Name:
Title:

GEORESOURCES, INC.
AMENDED AND RESTATED 2004 EMPLOYEES’ STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

1.
Award of Restricted Stock Units.  GeoResources, Inc., a Colorado corporation (the “Company”), hereby grants to the Participant under the Plan an award (the “Award”) of the number of restricted stock units (the “Units”) set forth in the Notice of Restricted Stock Unit Award (the “Notice”) attached to this Restricted Stock Unit Agreement (the “Agreement”). This Agreement consists of the Notice and the terms and conditions of the Plan. Unless otherwise provided herein, capitalized terms herein will have the same meanings as in the Plan or in the Notice.

2.	Vesting Schedule.

(a)
Each Unit held by the Participant will entitle the Participant to receive one share of common stock, par value $0.01 per share, of the Company (“Common Stock”) upon the Vesting Date of such Units. Prior to the Vesting Date of a Unit, the Participant will have no ownership interest in the Common Stock represented by such Unit and the Participant will have no right to vote or exercise proxies with respect to the Common Stock represented by such Unit. Furthermore, the Participant will not receive any dividends on unvested Units. No stock certificates will be issued as of the Grant Date set forth in the Notice and the Units will be subject to forfeiture and other restrictions as set forth below.

(b)
Units scheduled to vest on a Vesting Date will vest only if the Participant remains in continued service as an employee of the Company through such Vesting Date. Should the Participant’s continued service as an employee of the Company end at any time (a “Separation From Service”), any unvested Units will be immediately forfeited. However, the Compensation Committee of the Company’s Board of Directors (the “Committee”) may, in its discretion, provided the Award is not “deferral of income” pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), vest any unvested Units upon Separation From Service.  Participant will receive no payment for unvested forfeited Units.

3.	Change in Control.

(a)
Notwithstanding Section 2(b) above, in the event there occurs a Change in Control (as defined below) of the Company, then, except as provided herein, the unvested Units outstanding immediately prior to such Change in Control will accelerate and become fully vested upon (or, as may be necessary to effect such acceleration, immediately prior to) the consummation of the Change in Control.

(b)	Notwithstanding the definition of the term “Change in Control” contained in the Plan, for the purposes of this Agreement, the term “Change in Control” the happening of any of the following events:

(i)
The acquisition by any one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(ii)
The acquisition by any one person, or more than one person acting as a group, of all or substantially all of the Company’s assets during the 12-month period ending on the date of the most recent acquisition.  For purposes of this Agreement, “substantially all” means at least 60% of the assets of the Company immediately before such acquisition(s); or

(iii)
When a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

The events described in this Paragraph 3(b) will be interpreted to mean only events that constitute a change in control event under Treasury Regulation §1.409A-3(a)(5).

4.	Settlement.

(a)
Subject to the terms and conditions of this Agreement, within ninety (90) days following each Vesting Date, except in no event later than March 15th of the calendar year following the calendar year in which vesting occurs (which payment schedule is intended to comply with the “short-term deferral” exemption from the application of Section 409A of the Code), the Company will issue one share of Common Stock for each Unit which vested on such Vesting Date in a book-entry account in the name of the Participant with the Company’s transfer agent.

(b)	Notwithstanding language in Section 12.2 of the Plan, the Participant does not have and will not receive a right to defer receipt of Common Stock in settlement of vested Units.

(c)
In the event a portion or all of the Units granted in the Notice are deemed to provide for the “deferral of income” pursuant to Section 409A of the Code, and the Participant is a “Specified Employee” (as such term is defined in Treasury Regulation §1.409A-1(i)) as of the date of the Participant’s Separation From Service from the Company, any shares of Common Stock due to the Participant due to the vesting of Units which have yet to be issued to the Participant as of the Participant’s Separation From Service (the “Withheld Common Stock”) may not be issued to the Participant before the date which is six months after the Participant’s Separation From Service.  Any Withheld Common Stock will be accumulated and issued to the Participant on the first day of the seventh month following the Participant’s Separation From Service. This Section 4(c) is intended to comply with Treasury Regulation §1.409A-3(j)(2) and will be interpreted in compliance therewith.

5.	Taxes.

(a)
Tax Liability.  The Participant is ultimately liable and responsible for all taxes owed by the Participant in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Common Stock. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Participant’s tax liability.

(b)
Payment of Withholding Taxes.  In the event required by federal or state law, the Company will have the right and is hereby authorized to withhold, or to require the Participant to pay upon the occurrence of the event triggering the requirement, any applicable withholding taxes in respect of the Units, their grant, vesting or otherwise and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. The Participant may satisfy such tax withholding obligation, in whole or in part (without limitation) by (i) paying cash; (ii) electing to have the Company withhold otherwise then deliverable Common Stock having a fair market value equal to the minimum amount required to be withheld; (iii) delivering to the Company, owned shares of Common Stock having a fair market value equal to the amount required to be withheld; or (iv) through any other lawful manner. The Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to inadequate withholding.

(c)
THE PARTICIPANT FURTHER ACKNOWLEDGES THAT THE COMPANY HAS DIRECTED HIM OR HER TO SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986 AND THE INCOME TAX LAWS OF ANY MUNICIPALITY OR STATE IN WHICH HE OR SHE MAY RESIDE.

6.
No Effect on Employment or Service.  The Participant’s employment with the Company is on an at-will basis only, subject to the provisions of applicable law. Accordingly, subject to any written, express employment contract with the Participant, nothing in this Agreement or the Plan will confer upon the Participant any right to continue to be employed by the Company or will interfere with, or restrict in any way, the rights of the Company, which are hereby expressly reserved, to terminate the employment of the Participant at any time for any reason whatsoever, with or without good cause. Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company.

7.
Address for Notices.  Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, Attn: Chief Financial Officer, 110 Cypress Station Drive, Suite 220, Houston, Texas, 77090, or at such other address as the Company may hereafter designate in writing.

8.
Award is Not Transferable.  The Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Award, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

9.	Compliance with Laws and Regulations.

(a)
If the Participant is an “affiliate” of the Company, as that term is defined in Rule 144 (“Rule 144”) under the Securities Act of 1933 (the “Securities Act”), the Participant may not sell the Common Stock received upon vesting of the Units unless in compliance with Rule 144. Further, the Participant’s subsequent sale of the Common Stock received upon the vesting of Units will be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies and any other applicable securities laws. The Participant acknowledges and agrees that, prior to the sale of any Common Stock acquired hereunder, it is the Participant’s responsibility to determine whether or not such sale of such Common Stock will subject the Participant to liability under insider trading rules or other applicable Federal securities laws.

(b)
The Units and the obligation of the Company to deliver Common Stock hereunder will be subject in all respects to (i) all applicable Federal and state laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee will, in its discretion, determine to be necessary or applicable. Moreover, the Company will not issue any Common Stock to the Participant or any other person pursuant to this Agreement if doing so would be contrary to applicable law. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Common Stock upon any national securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company will not be required to issue any Common Stock to the Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

(c)
To the extent any payment under this Agreement is subject to Section 409A of the Code, this Agreement, the Notice and the Plan will be interpreted as necessary to comply with Section 409A of the Code. To the extent any provision of this Agreement, the Notice and/or the Plan violates Section 409A of the Code, such provision will hereby be amended to comply or, if it cannot be so amended, such provision is void. The Company does not guarantee the tax treatment of any payment or transfer of shares under this Agreement and the Participant will in all case be responsible for any and all taxes due.

10.	Binding Agreement. This Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

11.	Plan Governs.

(a)
Except as set forth in this Section 11 and where explicitly stated in this Agreement, this Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

(b)	The Change in Control definition in Section 3 of this Agreement will govern over the Change in Control definition in the Plan.

(c)	The provisions of Section 4(b) of this Agreement will govern over the language in Section 12.2 of the Plan.

(d)
Any interpretation of the Plan as the Plan applies to this Agreement shall be in compliance with Section 409A of the Code.  If a provision of this Agreement is compliant with Section 409A of the Code and the conflicting provision of the Plan is not compliant with Section 409A of the Code, the provision of this Agreement shall govern.

12.
Committee Authority.  The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Units have vested). All actions taken and all interpretations and determinations made by the Committee will be final and binding upon the Participant, the Company and all other persons, and will be given the maximum deference permitted by law. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

13.	Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

14.
Provisions Severable.  In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

15.
Entire Agreement.  This Agreement, including the Notice, and the Plan constitute the entire understanding of the parties relating to the subjects covered herein. The Participant expressly warrants that he or she is not executing the Notice in reliance on any promises, representations or inducements other than those contained herein and in the Plan.

16.
Modifications to the Agreement.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless made in writing signed by the Participant and a duly authorized officer of the Company.  All modifications of or amendments to this Agreement must either (a) comply with Section 409A of the Code or (b) not cause this Award to be subject to Section 409A of the Code if this Award is not already subject to Section 409A of the Code.

17.	Amendment, Suspension or Termination of the Plan. The Participant understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

18.	Recoupment Policy. Notwithstanding the vesting terms of this Agreement, the Award is subject to any compensatory recovery (clawback) policy in effect at the time of each Vesting Date.

19.	Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to its conflict of law provisions.

20.	Data Protection. By accepting the Award the Participant agrees and consents:

(a)
to the collection, use, processing and transfer by the Company of certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, other employee information, details of the Units granted to the Participant, and of Common Stock issued or transferred to the Participant pursuant to this Agreement (“Data”); and

(b)	to the Company transferring Data to any subsidiary or affiliate of the Company for the purposes of implementing, administering and managing this Agreement; and

(c)	to the use of such Data by any person for such purposes; and

(d)	to the transfer to and retention of such Data by third parties in connection with such purposes.

21.
Participant Acknowledgements.  The Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof. The Participant has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Notice and fully understands all provisions of this Agreement and the Plan.

THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE RESTRICTED STOCK UNITS WILL VEST, IF AT ALL, ONLY DURING THE PERIOD OF THE PARTICIPANT’S CONTINUED SERVICE AS AN EMPLOYEE OF THE COMPANY (NOT THROUGH THE ACT OF BEING GRANTED THIS AWARD OR ACQUIRING RESTRICTED STOCK UNITS HEREUNDER). THE PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THE NOTICE, THE AGREEMENT NOR THE PLAN WILL CONFER UPON THE PARTICIPANT ANY RIGHT WITH RESPECT TO CONTINUATION OF THE PARTICIPANT’S EMPLOYMENT WITH THE COMPANY.